Exhibit 10.4
EXECUTION VERSION
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between Concho Resources Inc., a Delaware corporation (“Company”), and Steven L. Beal (“Executive”) as of August 21, 2007.
     WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement effective as of June 1, 2006 (the “Employment Agreement”); and
     WHEREAS, Company and Executive desire to amend the Employment Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, Company and Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be amended as hereafter provided:
     1. The following shall be added to the end of Section 4.3(c) of the Employment Agreement:
“Executive’s right to the in-kind benefit described in this Section 4.3(c) is not subject to liquidation or exchange for another benefit. The in-kind benefit provided under this Section 4.3(c) to Executive during a taxable year of Executive may not affect the in-kind benefit to be provided under this Section 4.3(c) to Executive in any other taxable year.”
     2. Section 5.3(a) of the Employment Agreement shall be deleted and the following shall be substituted therefor:
     “(a) (i) if the Change of Control relating to such Change of Control Period constitutes a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), pay Executive a lump sum cash payment in an amount equal to two times Executive’s Annual Base Salary on or before the fifth day after the last day of Executive’s employment with Company, or (ii) if the Change of Control relating to such Change of Control Period does not constitute a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), pay Executive an amount equal to two times the Monthly Severance Amount on the last day of each month throughout the 12-month period commencing on the date of such Involuntary Termination;”
     3. The first sentence of Section 5.6 of the Employment Agreement is deleted and the following shall be substituted therefor:
“As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, in a form reasonably satisfactory to Company, which (1) shall release and discharge Company and its affiliates, and their officers, directors, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, and (2) must be effective and irrevocable within 55 days after the termination of Executive’s employment.”
     4. The following shall be added to the end of Section 5.7 of the Employment Agreement:
“Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. The provisions of this Section 5.7 shall also apply, to the extent required under Section 409A of the Code, to any payment of the Monthly Severance Amount to Executive pursuant to Section 7.1(b).”
     5. The following shall be added to the end of Section 8.1 of the Employment Agreement:
“Any reimbursement of reasonable attorneys’ fees and disbursements required under this Section 8.1 shall be made not later than the close of Executive’s taxable year following the taxable year in which Executive incurs the expense; provided, however, that, upon Executive’s termination of employment with Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (1) Executive’s death or (2) the date that is 10 years after the date of Executive’s termination of employment with Company.”
     6. This First Amendment (a) shall supersede any prior agreement between Company and Executive relating to the subject matter of this First Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to Company and all persons lawfully claiming under Executive.
     7. Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.
[Signatures begin on the following page.]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“EXECUTIVE”	“COMPANY”

CONCHO RESOURCES INC.

/s/ Steven L. Beal Steven L. Beal	By: Name:	/s/ David W. Copeland David W. Copeland
	Title:	Vice President and General Counsel